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                                                                 Exhibit 10 (mm)

                     POTASH CORPORATION OF SASKATCHEWAN INC.
                               (the "Corporation")

                              Directors' Resolution



WHEREAS the Corporation on May 9, 1991 adopted a supplemental executive retirement income plan (the "Supplemental Plan") which plan was amended May 9, 1996; and

WHEREAS  it is desirable to amend and restate the Supplemental Plan;


THEREFORE, BE IT RESOLVED:

1. That the text of the restated and amended plan as set forth in Appendix I attached hereto be approved and adopted.

2. That the actions of the Corporation in adopting the amended and restated plan shall not derogate from the rights of any executive arising from or pursuant to a written supplemental retirement income plan agreement entered into between the executive and the Corporation prior to the passing of this resolution.



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                                                                      APPENDIX I


               SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME PLAN-2000

1. The Corporation shall maintain a supplemental executive retirement income plan (the "Supplemental Plan") for persons employed by the Corporation in certain executive positions to be designated from time to time by the Compensation Committee of the Board of Directors.

2. The Supplemental Plan shall be unfunded. Any benefits which become payable under the Supplemental Plan shall be paid from the general assets of the Corporation. The Corporation may purchase a letter of credit from a bank or trust company to secure the benefit of one or more members.

3. Designated executives shall not be required nor permitted to contribute to the Supplemental Plan.

4. The normal retirement age under the Supplemental Plan shall be age 65. However, members of the Supplemental Plan may begin to receive such benefits as early as age 55. Retirement benefits are reduced by 5% for each year that the benefit commencement date precedes the executive's attainment of age 62.

5. No benefits are payable under this Supplemental Plan for members who leave the Corporation prior to age 55 for any reason.

6. The annual retirement benefit payable under the Supplemental Plan shall be calculated as follows:

         (a)      2% of the executive's average three highest years' earnings multiplied by

                  the executive's years of service with the Corporation as credited under the Potash Corporation of Saskatchewan Inc. Pension Plan (the "Pension Plan") to a maximum of 35 minus

         (b) the annual retirement benefit which can be provided under the Pension Plan.




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7.       For purposes of the Supplemental Plan only, an executive's earnings shall be defined as the executive's annual base pay plus:

         (a) 100% of all bonuses paid or payable in the year to the executive pursuant to the Corporation's annual incentive plan or any similar plan substituted therefor; and

         (b) any other payment made in a given year to an executive which payment is specifically designated to be included in earnings by the Compensation Committee of the Board of Directors of the Corporation.

8.       (a)      The normal form of the Supplemental Plan provides a reduced initial pension to the executive with 60% of the reduced amount continuing for the life of the executive's spouse (if any) on the executive's death. Optional forms of benefit, such as, but not limited to, providing 60%, 75% and 100% to the spouse, with a corresponding lower initial pension to the executive will also be available.

         (b) At the direction of the executive supplemental benefits payable under the Plan to the executive shall be paid in a lump sum provided that such benefits shall be actuarially calculated to reflect a cost neutral position to the Corporation.

         (c) For the purposes of calculating the lump sum payment payable pursuant to paragraph 8(b) the:

                  i)       1983 GAM Mortality Table based on 50/50 unisex; and

                  ii) annual interest rate on 30 year treasury securities (as published monthly by the United States Federal Reserve and sometimes referred to as the "GATT Rate") for the second month preceding the month of the executive's retirement
                                           or
                           such other mortality table, interest rate, lookback period and stability period as may from time to time be prescribed by the Compensation Committee of the Board of Directors of the Corporation

                  shall be utilized.

9. Should the executive die after age 55 but prior to retirement from the Corporation, the executive's spouse (if any) shall receive the annual retirement benefit the spouse would have received had the executive retired immediately prior to his or her death and elected a 60% survivor pension.


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10.      The proper officers of the Corporation be directed to arrange for the appropriate documentation and communication of the Supplemental Plan and that the proper officers of the Corporation are further authorized to do all other acts and things as may be necessary or desirable to implement this resolution.

11. Any two directors or officers of the Corporation be and are hereby authorized to execute on behalf of the Corporation any documentation required to establish the Supplemental Plan on the terms and conditions as aforesaid.




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May 16, 2000
                                                         PERSONAL & CONFIDENTIAL


Dear :

RE: Long-Term Incentive Plan (LTIP) and approved amendments to Supplemental Retirement Income (SERI) Plan
--------------------------------------------------------------------------------

At its meeting on May 10, 2000, the Board of Directors of PCS approved a new Long-Term Incentive Plan (LTIP) and also approved amendments to the Supplemental Executive Retirement Income (SERI) Plan.

The new Long-Term Incentive Plan has changed substantially from the previous plan and you should be receiving from Mr. Doyle information in that regard. Among the changes is a provision that the LTIP award be paid in a lump sum at the end of each three year cycle. Under the previous plan, the award was paid annually on a 1/6, 1/6, 2/3 basis.

The SERI Plan was modified to define "earnings" as annual base salary plus the Annual Incentive Plan payment. Prior to the amendments, "earnings" was defined as annual base salary plus all bonus payments made in a year. As a consequence, LTIP payments are not included in "earnings" under the amended SERI Plan.

The Compensation Committee of the Board considered the impact of these two changes on existing SERI participants (of whom you are one). The Committee concluded that it would "grandfather" existing SERI participants (so that the amendments regarding the definition of earnings would not affect them) provided that the participant agrees that payments under the new LTIP be deemed to have been paid annually on a 1/3, 1/3, 1/3 basis for the purposes of calculating "earnings" under the SERI Plan.

                                                                      . . . . /2


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Please signify your agreement with the foregoing by signing the enclosed copy of this letter where indicated and returning it to me. This letter, when signed by you, will constitute an amendment to your existing SERI contract.

If you have any questions regarding the foregoing, please call me.

Yours truly,

POTASH CORPORATION OF SASKATCHEWAN INC.


/S/ JOHN L.M. HAMPTON


JOHN L. M. HAMPTON
Senior Vice President, General Counsel
and Secretary

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Enclosure